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                                                               NEWS RELEASE



CONTACT:    Investors:  Joe Fernandes            Media:  Jerri Fuller Dickseski
            (757) 688-6400                       (757) 380-2341


                      NEWPORT NEWS SHIPBUILDING ANNOUNCES
                      $100 MILLION SHARE REPURCHASE PROGRAM


         NEWPORT NEWS, Va., June 10, 1999 - Newport News Shipbuilding (NYSE:
NNS) announced today that its Board of Directors has approved a $100 million share repurchase program. This new program is expected to be implemented over the 1999-2000 time period and will be accomplished through open market and privately negotiated transactions.

         "Over the next few years, we expect to generate significantly increasing cash flows due to the strength of our core programs and our focus on operations and cash initiatives," said Bill Fricks, Chairman and Chief Executive Officer. "We believe a substantial share repurchase program represents the best use of this cash. At the current trading ranges buying back stock is accretive to earnings and should enhance shareholder value."

         The current Board action will give the Company the ability to repurchase approximately ten percent of its currently outstanding shares. This program follows the successful implementation of prior buybacks under which the Company repurchased 2.7 million shares.

         Newport News Shipbuilding designs and constructs nuclear powered aircraft carriers and submarines for the U.S. Navy and provides lifecycle maintenance services for ships in the Navy fleet. The Company employs more than 18,000 people, and has annual revenues of approximately $1.8 billion.